EXHIBIT 12.1


                   TEREX CORPORATION
   CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 (amounts in millions)


                                                             Three Months Ended
                                                                  March 31,
                                                            --------------------
                                                             2000         1999
                                                            --------- ----------
  Earnings
    Income (loss) before taxes and minority interest....... $   29.5   $  26.8

    Adjustments:
      Minority interest in losses of consolidated
       subsidiaries........................................    ---        ---
      Undistributed (income) loss of less
       than  50%  owned investments........................    ---        ---
      Distributions from less than 50% owned investments...    ---        ---
      Fixed charges........................................     27.6       14.7
                                                            ---------   --------

    Earnings...............................................     57.1       41.5
                                                            ---------   --------

  Combined fixed charges, including
      preferred accretion
    Interest expense, including debt
     discount amortization.................................     26.0       13.3
    Accretion of redeemable convertible preferred stock....    ---        ---
    Amortization/writeoff of debt issuance costs...........      0.9         0.6
    Portion of rental expense  representative
     of interest factor (assumed to be 33%)................      0.7         0.8
                                                            ---------   --------

    Fixed charges.......................................... $   27.6    $   14.7
                                                            ---------   --------

  Ratio of earnings to combined fixed charges..............     2.1x        2.8x
                                                            =========   ========

  Amount of earnings  deficiency  for coverage of
     combined  fixed charges............................... $  ---      $ ---
                                                            =========   ========